EXHIBIT 10.2
BKF MANAGEMENT CO., INC.,
                                              Sublandlord,
-with-
DAYLIGHT FORENSIC AND ADVISORY LLC,
                                             Subtenant.

SUBLEASE

EXHIBIT “A” — Master Lease
EXHIBIT “B” — Drawing
EXHIBIT “C” — Office Furniture and Equipment

     THIS SUBLEASE, dated as of the                      day of May, 2006, between BKF MANAGEMENT CO., INC., a Delaware corporation, having its principal office at One Rockefeller Plaza, New York, New York 10020 (hereinafter called “Sublandlord”), and DAYLIGHT FORENSIC AND ADVISORY LLC, a                                          limited liability company, having an office at One Rockefeller Plaza, New York, New York 10020 (hereinafter called “Subtenant”).
     WITNESSETH, that the parties hereto agree as follows:
ARTICLE I
Premises.
     1.01 For the purposes of this Sublease, unless the context otherwise requires:
     A. The term “Master Lease” shall mean the Lease dated December 20, 1993 between RCPI Landmark Properties, L.L.C. (as successor-in-interest to Rockefeller Center Properties) (the “Master Landlord”), as landlord, and BKF Management Co., Inc., formerly known as Levin Management Co., Inc. (as successor-in-interest to John A. Levin & Co., Inc.), as tenant, as amended by Supplemental Indenture dated March 2, 1995 (the “Supplemental Indenture”, the First Amendment to Lease dated June 23, 1997 (the “First Amendment”), the Second Amendment to Lease dated as of January 22, 1998 (the “Second Amendment”), the Third Amendment to Lease dated as of December 31, 1998 (the “Third Amendment”) , the Fourth Amendment of Lease dated July 18, 2000 (the “Fourth Amendment”), the Fifth Amendment to Lease dated as of May 14, 2001 (the “Fifth Amendment”),, the Sixth Amendment to Lease dated as of September 28, 2001 (the “Sixth Amendment”) and the Seventh Amendment to Lease and Partial Surrender Agreement dated as of October 10, 2003 (the “Seventh Amendment”), covering Spaces “D” and “Z” on the third (3rd) floor, Space “A” on the nineteenth (19th) floor, Space “A” on the twenty-third (23rd) floor, the entire eighteenth (18th) floor and Space “P” on the twenty-second (22nd) floor (the “Premises”) in the building (the “Building”) known as One Rockefeller Plaza, New York, New York
     B. The term “Subleased Premises” shall mean the entire eighteenth (18th) floor of the Premises which shall be deemed to consist of 16,022 rentable square feet for all purposes of this Sublease.
ARTICLE II.
Term.
     2.01 Sublandlord hereby subleases to Subtenant and Subtenant hereby hires from Sublandlord the Subleased Premises, for a term commencing on the date (hereinafter called the “Commencement Date”) which is the latest to occur of (a) the date of execution and delivery of this Sublease by Sublandlord and Subtenant, (b) the date of Sublandlord’s receipt of the Master Landlord Consent (as defined in Article XXIII hereof), (c) the tendering of delivery of possession of the Subleased Premises to Subtenant vacant and in broom clean condition, and (d) May 30, 2006, and ending on September 29, 2011 (the “Expiration Date”), or ending on such earlier date upon which said term may expire or be cancelled or terminated pursuant to any of the conditions or covenants of the Master Lease or this Sublease or pursuant to law. Once the Commencement Date has occurred, upon request of either party, the other shall enter into a written confirmation thereof but the failure of Subtenant or Sublandlord to execute and deliver such statement shall not detract from the effectiveness of any of the provisions of this Sublease. Sublandlord shall provide Subtenant with at least five (5) days prior written notice of the Commencement Date.
ARTICLE III.
Master Lease.
     3.01 The parties agree that this Sublease and Subtenant’s tenancy hereunder are subject and subordinate to all of the terms, covenants, conditions and provisions of the Master Lease and to all matters and documents to which the Master Lease is, or shall become, subject and subordinate. A redacted copy of the Master Lease is annexed hereto as Exhibit “A” and made a part hereof, subject to the terms of this Sublease.

ARTICLE IV.
Incorporation of Terms.
     4.01 The terms, covenants, conditions and provisions contained in the Master Lease (including, but not limited to the remedies provided thereunder) are incorporated herein by reference, and shall, as between Sublandlord and Subtenant constitute the terms, covenants, conditions and provisions of this Sublease, except to the extent that they are inapplicable to, inconsistent with, or modified by the provisions of this Sublease. Subtenant agrees (a) to observe and perform the terms, covenants, conditions and provisions on the part of Sublandlord, as tenant under the Master Lease, to be observed and performed thereunder as same relate to the Subleased Premises and/or to tenants of the Building in general, including but not limited to those terms, covenants, conditions and provisions of the Master Lease which are incorporated herein as same relate to the Subleased Premises and/or to tenants of the Building in general, and (b) not to commit or omit to perform any acts, or to create any conditions, which would constitute a default on the part of Sublandlord under the Master Lease. It is hereby agreed that for purposes of incorporating the terms of the Master Lease herein, and to the extent applicable (a) references in the Master Lease to the “demised premises” or “Premises” shall be deemed to refer to the “Subleased Premises” hereunder, (b) references in the Master Lease to “Owner” or “Landlord” shall be deemed to refer to “Sublandlord” hereunder, (c) references in the Master Lease to “Tenant” shall be deemed to refer to “Subtenant” hereunder, (d) references in the Master Lease to “this Lease” or to the “term of this Lease” or words of like import shall be deemed to refer to “this Sublease” or the “term of this Sublease”, as the case may be, and (e) references in the Master Lease to the “fixed rent” and “additional rent” shall be deemed to refer to the “Fixed Rent” and “Additional rent” hereunder, except as otherwise provided in Article XXII hereof. Any terms used in this Sublease and not otherwise defined herein shall have the meaning ascribed to such terms in the Master Lease.
     4.02 If any of the express provisions of this Sublease shall conflict with any of the provisions of the Master Lease incorporated herein by reference, as between Sublandlord and Subtenant, such conflict shall be resolved in every instance in favor of the express provisions of this Sublease.
ARTICLE V.
No Privity.
     5.01 Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Subtenant and Master Landlord. Except to the extent caused by the negligence or intentional misconduct of Sublandlord, Subtenant shall indemnify and hold harmless Sublandlord from and against all loss, costs, damages, expenses and liability (including but not limited to reasonable attorneys’ fees and disbursements), which Sublandlord actually incurs or pays out by reason of any injuries to person or property occurring in, on or about the Subleased Premises, or by reason of any breach or default under this Sublease on Subtenant’s part, or by reason of any work done in or to the Subleased Premises by Subtenant, its contractors or subcontractors, or any wrongful act or negligence on the part of Subtenant, its employees, agents or contractors. Subtenant shall in no case have any rights in respect of the Subleased Premises greater than Sublandlord’s rights under the Master Lease, and, except for those obligations which are specifically to be performed by Sublandlord under this Sublease and do not require any performance by Master Landlord, Sublandlord shall have no liability to Subtenant for any matter whatsoever for which Sublandlord does not have at least coextensive rights, as tenant, against Master Landlord under the Master Lease.
     5.02 Except to the extent caused by the negligence or intentional misconduct of Subtenant, Sublandlord shall indemnify and hold harmless Subtenant from and against all loss, costs, damages, expenses and liability (including but not limited to reasonable attorneys’ fees and disbursements), which Subtenant actually incurs or pays out by reason of any breach or default under this Sublease or the Master Lease on Sublandlord’s part to be observed or performed, or by reason of any wrongful act or negligence on the part of Sublandlord.

ARTICLE VI.
Rent.
     6.01 Subtenant shall pay to Sublandlord fixed minimum rent (the “Fixed Rent”) at the annual rate of EIGHT HUNDRED EIGHTY-ONE THOUSAND TWO HUNDRED TEN AND 00/100 ($881,210.00) DOLLARS per annum ($73,434.16 per month), which shall be payable in equal monthly installments in advance on the first day of each and every calendar month during the term of this Sublease, except that Subtenant shall pay, upon the execution and delivery of this Sublease by Subtenant, the sum of $60,082.16 to be applied against the first monthly installment of Fixed Rent to become due under this Sublease (which sum reflects the Free Fixed Rent Credit set forth in Section 6.05 hereof). In the event the Commencement Date occurs on a day other than the first day of a calendar month, the Fixed Rent for such partial calendar month shall be prorated on the basis of the number of days of the Sublease term within such calendar month, and the balance of the first month’s Fixed Rent theretofore paid shall be credited against the next monthly installment of Fixed Rent.
     6.02 Subtenant shall also pay to Sublandlord “Additional Rent” consisting of all such other sums of money as shall become due from and payable by Subtenant to Sublandlord under this Sublease (for default in payment of which Sublandlord shall have the same remedies as for a default in payment of Fixed Rent). Subtenant shall also pay to Sublandlord as Additional Rent any “Subtenant Surcharges”. “Subtenant Surcharges” shall mean any and all amounts other than Fixed Rent payable by Sublandlord under the Master Lease which, by the terms of the Master Lease, become due and payable by Sublandlord to Master Landlord as additional rent or otherwise and which would not have become due and payable but for the acts, requests for services, and/or failures to act of Subtenant, its agents, officers, representatives, employees, servants, contractors, invitees, licensees or visitors under this Sublease, including, but not limited to: (i) any increases in Master Landlord’s fire insurance premiums, to the extent resulting solely from any act or omission of Subtenant, (ii) any charges to Sublandlord on account of any additional services requested by, and furnished to, Subtenant under the Master Lease, (iii) any charges which are imposed on Sublandlord, to the extent that such charges are attributable to the Subleased Premises or the use thereof by Subtenant or services or utilities provided thereto pursuant to the terms of the Master Lease or by reason of Subtenant’s request, and (iv) any additional charges to Subtenant on account of Subtenant’s use or consumption in connection with the Subleased Premises, including, without limitation, elevator, electrical or HVAC usage in excess of normal usage, provided same are charged by Master Landlord to Sublandlord pursuant to the terms of the Master Lease. Fixed Rent and Additional Rent are hereinafter sometimes collectively referred to as “Rent”. All Additional Rent shall be payable by Subtenant on the earlier to occur of (i) fifteen (15) days after written demand therefor by Sublandlord and (ii) three (3) days prior to the date the corresponding payment of such Additional Rent is payable by Sublandlord to Master Landlord (but in no event less than seven (7) days after written demand therefor).
     6.03 The Fixed Rent and Additional rent and all other charges under this Sublease shall be paid in cash, or by check, subject to collection, payable to BKF Asset Management, Inc., One Rockefeller Plaza, New York, New York 10020, Attention: Clarke Gray, without any set-off or deduction whatsoever (except as otherwise may be expressly set forth in this Sublease or pursuant to the terms of the Master Lease which have been incorporated herein by reference, but subject to the terms of this Sublease), or at such other address as Sublandlord may designate by notice in writing to Subtenant. Sublandlord’s failure during the Term to prepare and/or deliver any statements or bills required to be delivered to Subtenant hereunder, or Sublandlord’s failure to make a demand under any provisions of this Sublease shall not in any way be deemed to be a waiver of, or cause Sublandlord to forfeit or surrender its rights to collect any installments of Rent which may have become due under this Sublease hereof during the Term; provided that if Sublandlord shall not make demand for a particular item of Additional Rent within twelve (12) months following Sublandlord’s receipt of a demand therefor from Master Landlord, then Sublandlord shall be deemed to have waived its right to collect payment of such item of Additional Rent Subtenant’s liability for Rent due under this Sublease hereof accruing during the Term, and Sublandlord’s obligation to refund overpayments of or adjustments to any installment of Rent paid to it by Subtenant, shall survive the expiration or sooner termination of this Sublease. If Subtenant shall fail to pay when due any installment of Rent payable hereunder, within a period of five (5) days after the due date of the installment in question, Subtenant shall also pay to Sublandlord, a late charge equal to five (5%) percent of the overdue amount, such late charge to be payable as Additional Rent hereunder. In addition, in the event that any installment of Rent is not paid when due, the installment in question shall also bear interest from the date first due until paid at a rate that is equal to the lesser of (i) eighteen (18%) percent per annum or (ii) the highest rate permitted by law, such interest to be payable as Additional Rent hereunder (provided however that the amount of any late charge paid by Subtenant for any installment in question shall be credited against any interest payable for such installment). The payment of such late charge and interest shall be in addition to all other rights and remedies available to Sublandlord in the case of non-payment of Rent.
     6.04 Provided Subtenant is not then in default under the terms, covenants and conditions of this Sublease following notice and expiration of applicable cure periods provided herein, Subtenant shall have the right to use and occupy the Subleased Premises free solely of Fixed Rent during the period commencing on the Commencement Date and ending on the ninetieth (90th) day of the term of this Sublease (the “Free Fixed Rent Period”), except that during such period Subtenant shall pay to Sublandlord all Additional Rent and other charges due during the above period. Except for the free Fixed Rent allowance as herein provided, Subtenant shall use and occupy the Subleased Premises during the Free Fixed Rent Period pursuant to all of the other terms, covenants and conditions of this Sublease.
     6.05 Following the expiration of the Free Fixed Rent Period, Subtenant is herewith granted a credit in the amount of THIRTEEN THOUSAND THREE HUNDRED FIFTY-TWO and 00/100 ($13,352.00) DOLLARS per month to be applied towards each monthly installment of Fixed Rent (the “Fixed Rent Credit”) thereafter payable under this Sublease during the term of this Sublease; provided, however, Subtenant shall nevertheless be obligated to pay the balance of the Fixed Rent and all Additional Rent and other charges payable hereunder. Except for the Fixed Rent Credit as herein provided, Subtenant shall use and occupy the Subleased Premises pursuant to all of the other terms, covenants and conditions of this Sublease.
ARTICLE VII.
Use.
     7.01 Subtenant shall use and occupy the Subleased Premises for general, executive and administrative office purposes and for no other purpose whatsoever, subject to and in compliance with all of the provisions of the Master Lease.
ARTICLE VIII.
No Representations; As-Is.
     8.01 A. Subject to completion by Sublandlord of Sublandlord’s Work in accordance with the terms of this Sublease, Subtenant acknowledges that Subtenant has fully inspected the Subleased Premises and Subtenant agrees to accept possession thereof in its then “as-is” physical condition on the Commencement Date, including, without limitation, all existing partitions and without any furniture, furnishings or other personal property except as set forth in Article XXVII hereof, and with all fixtures, equipment, improvements and appurtenances attached to or built into the Subleased Premises on the Commencement Date (including, without limitation, any “built-ins”, carpeting, paneling, fixtures, partitions, equipment, lighting fixtures, doors, wall treatments, window treatments and shelving), all of which shall remain a part of the Subleased Premises.
     B. It is understood and agreed that Sublandlord shall not be required to make any improvements, alterations or repairs whatsoever to the Subleased Premises or incur any expense to prepare the Subleased Premises for Subtenant’s occupancy thereof, except that Sublandlord shall perform solely the following (collectively, “Sublandlord’s Work”) in a good and workmanlike manner, in compliance with applicable laws and the requirements of the Master Lease:
(i)	enclose the internal stairway leading from the Subleased Premises to the nineteenth (19th) floor with sheetrock as shown on the drawing thereof set forth in Exhibit “B” hereof and paint the new partitions resulting therefrom consistent with existing colors of the Subleased Premises, which work Subtenant acknowledges will or may be commenced, performed and/or completed following the Commencement Date; and
(ii)	deliver the Subleased Premises in vacant, broom clean condition free of all tenancies and occupancies (other than Sublandlord’s tenancy under the Master Lease).
     8.02 A. In making and executing this Sublease, Subtenant has not relied upon or been induced by any statements or representations (except as otherwise expressly provided in this Sublease, including Sublandlord’s obligation to perform Sublandlord’s Work) of any persons with respect to the Subleased Premises or of any other matter affecting the Subleased Premises or this transaction which might be pertinent in considering the leasing of the Subleased Premises or the execution of this Sublease. Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections.
          B. In the event that Sublandlord’s Work is not Substantially Complete by the date that is sixty (60) days following the date of execution and delivery of this Sublease by Sublandlord and Subtenant and execution and delivery of the Master Landlord Consent by the parties thereto (the “Deadline Date”), then the Free Fixed Rent Period shall be extended one (1) day for each day following the Deadline Date that Sublandlord’s Work is not Substantially Complete until the date Sublandlord’s Work is Substantially Complete; provided, however, that no delays have been caused, directly or indirectly, by Subtenant, Subtenant’s agents, employees or contractors. The foregoing extension of the Free Fixed Rent Period shall be Subtenant’s exclusive remedy with respect to the failure (or delay) to Substantially Complete Sublandlord’s Work. For purposes of this Sublease, the term “Substantially Complete” shall mean that Sublandlord’s Work (as hereinafter defined) has been completed except for minor details or adjustments that do not materially interfere with the performance by Subtenant, its agents, contractors and employees of the Initial Work (as hereinafter defined).
     8.03 A. Except with respect to Sublandlord’s Work, Subtenant shall, at Subtenant’s expense, perform all of the work and installations necessary for Subtenant’s initial occupancy of the Subleased Premises (the “Initial Work”) subject to the provisions of this Sublease, including, without limitation, Sublandlord’s and Master Landlord’s prior written approval thereof. Subtenant agrees that it will, prior to the commencement of any work in the Subleased Premises, deliver to Sublandlord all certificates of insurance required to be supplied to Sublandlord by Subtenant pursuant to the terms of this Sublease.
     B. 1. In consideration of Subtenant performing and completing all of the Initial Work in the entire Subleased Premises, Sublandlord shall, subject to the terms and conditions of Section B.3 of this Article, reimburse or cause to be reimbursed to Subtenant, an amount equal to the lesser of (i) the actual cost of the labor, materials and any other hard costs or reasonable soft costs incurred (including, without limitation, engineering, architectural and consulting fees) in connection with the installation of the physical improvements comprising the Initial Work, or (ii) ONE HUNDRED SIXTY THOUSAND TWO HUNDRED TWENTY AND 00/100 ($160,220.00) DOLLARS, representing “Sublandlord’s Contribution” to such work, it being understood and agreed that Sublandlord’s Contribution shall not exceed such sum, and that all costs and expenses in excess of said sum shall be borne solely by Subtenant.
          2. Provided Subtenant is not in default under this lease following notice and expiration of applicable cure periods provided herein, Sublandlord’s Contribution as provided in Paragraph B.2 hereof shall be paid out from time to time upon written request of the Chief Financial Officer or equivalent officer of Subtenant (the “Request”) as the Initial Work progresses, but not more frequently than monthly and which payment by Sublandlord shall be made on a pari passu basis, along with payments for the Initial Work to be paid by Subtenant hereunder, such that the proportion to be paid by Sublandlord of the cost of the work then performed to date shall in no event exceed the ratio that the total Sublandlord’s Contribution bears to the total projected cost of the Initial Work. Any such Request shall be received no later than nine (9) months following the Commencement Date and shall be accompanied by the following:
               (a) copies of all receipts, invoices and bills for the work completed and materials furnished in connection with the Initial Work and incorporated in the

Subleased Premises which are to be paid from the requested disbursement or which have been paid by Subtenant and for which Subtenant is seeking reimbursement;
               (b) copies of all work orders, change orders and other materials relating to the work or materials, if any, which are the subject of the requested reimbursement;
               (c) a certificate signed by Subtenant’s independent licensed architect, dated not more than ten (10) days prior to such Request, setting forth the following:
                    (i) that the sum then requested is justly due to persons who have rendered services or furnished materials for the work therein specified, and giving a brief description of such services and materials and the several amounts due to each of said persons in respect thereof, and stating that no part of such expenditure is being made the basis, in any previous or then pending prior request, for the receipt of Sublandlord’s Contribution or has been made out of the proceeds of Sublandlord’s Contribution received by Subtenant, that the sum then requested does not exceed the value of the services and materials described in the certificate, and that, in his opinion, the portion of the Initial Work theretofore completed was performed in a good and workmanlike manner and substantially in accordance with the plans therefor;
                    (ii) that except for the sum then requested, there is no outstanding indebtedness (except for withholding of ten (10%) percent retainages) known to the persons signing such certificate, which is then due for labor, wages, materials, supplies or services in connection with the Initial Work which, if unpaid, might immediately become the basis of a vendor’s, mechanic’s, laborer’s or material man’s statutory or similar lien upon such work or upon the land and building or any part thereof or upon Subtenant’s leasehold interest;
                    (iii) a good faith estimate of the percentage of the Initial Work theretofore completed; and
               (d) waivers of lien from all contractors, subcontractors and materialmen involved in the performance of the Initial Work relating to the portion of the Initial Work theretofore performed and materials theretofore provided and for which previous disbursements and/or the requested disbursement has been or is to be made (except to the extent such waivers of lien were previously furnished to Sublandlord).
Subject to the provisions of Paragraph B.2 hereof, upon compliance with the foregoing provisions of this Paragraph B.3, Sublandlord shall pay or cause to be paid to Subtenant or the persons named (pursuant to subdivision (c)(i) of this Section) in such certificate, the respective amounts stated therein to be due to them provided (less ten (10%) percent of such sum as retainage), provided however, that Sublandlord’s Contribution shall not exceed ONE HUNDRED SIXTY THOUSAND TWO HUNDRED TWENTY AND 00/100 ($160,220.00) DOLLARS, and that all costs and expenses in excess of said sum shall be borne solely by Subtenant.
ARTICLE IX.
Sublandlord’s Reasonable Approval.
     9.01. Sublandlord’s refusal to consent to or approve any matter or thing, whenever Sublandlord’s consent or approval is required under this Sublease or under the Master Lease, shall be deemed reasonable, if, inter alia, Master Landlord under the Master Lease has refused to give such consent or approval. If Subtenant shall request Sublandlord’s consent and Sublandlord has expressly agreed, under the terms of this Sublease, that neither its consent nor its approval shall be unreasonably withheld, and Sublandlord shall fail or refuse to give such consent or approval, and it is established by a court or body having final jurisdiction thereover that Sublandlord has been unreasonable, the only effect of such finding shall be that Sublandlord shall be deemed to have given its consent or approval; but Sublandlord shall not be liable to Subtenant in any respect for money damages by reason of withholding its consent, unless it is judicially determined by unappealable judgment that Sublandlord has acted in bad faith.

ARTICLE X.
Notices.
     10.01. Notices and other communications hereunder shall be in writing and shall be given or made by hand, certified or registered mail, return receipt requested, or reputable overnight courier, if to Subtenant, addressed to (i) Sullivan & Cromwell, LLP, 125 Broad Street, New York, New York 10004, Attention: Marc Trevino, prior to the Commencement Date, and (ii) from and after the Commencement Date, to the Subleased Premises, Attn: Mr. Joseph Spinelli. Copies of any notices sent to Subtenant shall also be sent to Herrick, Feinstein LLP, 2 Park Avenue, 21st Floor, New York, New York 10016, Attention: Jonathan A. Adelsberg, Esq. Notices to Sublandlord shall be addressed to BKF Asset Management, Inc., One Rockefeller Plaza, New York, New York 10020, Attention: Norris Nissim. Either party may, by written notice to the other party, change its address for delivery of notices.
ARTICLE XI.
Time Limits; Default.
     11.01 The time limits provided in the Master Lease for the giving of notices, making demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are changed for the purposes of this Sublease, by lengthening or shortening the same in each instance by three (3) days (or with respect to notices under Section 9.2 of the Master Lease by shortening the time limit by fifteen (15) days), as appropriate, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublandlord or Subtenant, as the case may be (and each party covenants that it will do so), within the time limit relating thereto contained in the Master Lease, but, to the extent notice is required before a particular performance obligation accrues, then in no event shall Subtenant be required to perform any such obligation earlier than three (3) days following written notice thereof to Subtenant .
     11.02 In the event of any default on the part of Subtenant under any of the provisions of the Master Lease or this Sublease, Sublandlord shall have the same rights and remedies against Subtenant under this Sublease as are available to Master Landlord against Sublandlord, as tenant, under any of the provisions of the Master Lease, such rights not being exclusive of each other.
ARTICLE XII.
Termination of Master Lease.
     12.01 Except as hereinafter provided in this Section 12.01, if for any reason the term of the Master Lease is terminated prior to the Expiration Date of this Sublease, this Sublease shall thereupon be terminated, and Sublandlord shall not be liable to Subtenant by reason thereof. Provided Subtenant is not in default following notice and the expiration of any applicable cure period under this Sublease, Sublandlord agrees during the term of this Sublease that (x) Sublandlord shall not voluntarily terminate the Master Lease with respect to the Subleased Premises prior to the Expiration Date of this Sublease except if pursuant to Articles 9 or 10 of the Master Lease and except that Sublandlord may also voluntarily terminate the Master Lease for any reason other than pursuant to Articles 9 or 10 of the Master Lease if Master Landlord agrees to recognize this Sublease as a direct lease between Master Landlord and Subtenant pursuant to the terms of this Sublease; (y) Sublandlord shall not commit or permit to be committed any acts which would create a default on the part of Sublandlord, as tenant, under the Master Lease with respect to the Subleased Premises, unless such default is caused by any act or omission of Subtenant or its respective agents, employees, licensees, contractors or invitees; and (z) Sublandlord shall not modify or amend the Master Lease so as to increase (other than to a de minimis extent) the obligations of Subtenant under this Sublease or materially adversely affect Subtenant’s leasehold interest created by this Sublease.

ARTICLE XIII.
Escalations.
     13.01 Subtenant covenants and agrees to pay Sublandlord as Additional Rent during the term of this Sublease all additional rent payable pursuant to subdivision (iii) of Section 2(c) of the Sixth Amendment except that for purposes of this Sublease, (i) the term “Base Real Estate Taxes” shall mean one half the sum of (1) the R.E. Tax Share of the Real Estate Taxes for the Tax Year beginning on July 1, 2005 and ending on June 30, 2006, and (2) the R. E. Tax Share of Real Estate Taxes for the Tax Year beginning on July 1, 2006 and ending on June 30, 2007, and (ii) the term “Base COM” shall mean the O.E. Share of the Cost of Operation and Maintenance for the Computation Year beginning on January 1, 2006 and ending on December 31, 2006. For purposes of this Sublease, the term “Tenant Area” shall mean 16,022 rentable square feet as set forth in the Sixth Amendment. All such payments shall be made by Subtenant at least three (3) days prior to the date such payment is required to be made by Sublandlord to Master Landlord. Whenever the term “Tenant Area” appears in the Master Lease and is incorporated by reference into this Sublease, “Tenant Area” shall be deemed to mean 16,022 rentable square feet. In the event Master Landlord credits Sublandlord for any amounts charged in previous periods occurring during the term of this Sublease with respect to the Subleased Premises for Operating Expenses or Taxes or other Additional Rent items under the Master Lease, then, provided Subtenant has paid the amount so credited, Sublandlord shall (i) provide Subtenant with a copy of the supporting documentation received by Sublandlord and (ii) give to Subtenant a credit or refund equal to Subtenant’s allocable share of the portion of such credit or refund.
ARTICLE XIV.
Assignment and Subletting.
     14.01 Pursuant to Article IV and the other provisions of this Sublease, the provisions of Article Seven of the Master Lease are incorporated into this Sublease, subject to the provisions of Article XXII hereof. In addition to any reasonable fees and expenses payable by Subtenant to Sublandlord pursuant to Article Seven of the Master Lease, Subtenant shall also pay all fees and expenses payable under the Master Lease by Sublandlord to Master Landlord pursuant to Article Seven of the Master Lease, except that Sublandlord shall pay Master Landlord all fees payable to Master Landlord with respect to Master Landlord’s consent to this Sublease.
ARTICLE XV.
Services.
     15.01 Notwithstanding anything to the contrary contained in this Sublease or the Master Lease (whether or not incorporated by reference or specifically not incorporated by reference hereunder), except to the extent due to the intentional misconduct or gross negligence of Sublandlord, Sublandlord shall have no responsibility or obligations with respect to furnishing any services, electricity or other utilities, maintenance, repairs or any work or complying with any legal requirement whatsoever with respect to the Subleased Premises, the Premises or the Building (except for Sublandlord’s Work) or providing any statements, material or information required of Master Landlord under the Master Lease, but the sole responsibility of Sublandlord shall be to use reasonable efforts (without cost to Sublandlord) to cause Master Landlord to furnish such services, utilities, maintenance, repairs, work, statements, material or information as provided under the Master Lease (including following request thereof by Subtenant, requesting the information set forth in Section 24.7 of the Master Lease), provided Subtenant is not in default of any of the terms, covenants or conditions of this Sublease following notice and expiration of applicable cure periods provided herein. Sublandlord makes no representation as to the adequacy or sufficiency of such services and no such inadequacy or insufficiency shall constitute a constructive eviction, in whole or in part, or relieve Subtenant from any of its obligations under this Sublease, or impose any liability on Sublandlord, or entitle Subtenant to any abatement or diminution of the Fixed Rent or additional rent except that if Sublandlord shall receive any abatement or diminution of the Fixed Rent or Additional Rent payable under the Master Lease with respect to the Subleased Premises and relating to a period of time occurring during the term of this Sublease, then there shall be a corresponding, pro-rata abatement or diminution of the Fixed Rent or Additional rent, as the case may be, payable under this Sublease.

ARTICLE XVI.
Electric Energy.
     16.01 The electric energy to the Subleased Premises shall be furnished pursuant to, and subject to, the provisions of Section 2(c)(vii)(D) of the Sixth Amendment and the other provisions of the Master Lease as they relate to the Subleased Premises. Sublandlord shall not be liable in any way to Subtenant for any failure or defect in the supply or character of electric energy furnished to the Subleased Premises except to the extent such failure or defect arises as a result of Sublandlord’s gross negligence or willful misconduct.
ARTICLE XVII.
Damage By Fire.
     17.01 If the Subleased Premises shall be damaged by fire or other cause under circumstances in which Master Landlord is required to make repairs pursuant to the Master Lease, the sole obligation of Sublandlord shall be to use reasonable efforts (without cost to Sublandlord) to cause the obligations of the Master Lease to be fulfilled by Master Landlord in accordance with the terms of the Master Lease. If Sublandlord shall, pursuant to the Master Lease, receive an abatement of Fixed Rent and/or Additional Rent with respect to the Subleased Premises for such damage or destruction, then there shall be a corresponding pro-rata abatement of the Fixed Rent and/or Additional Rent payable under this Sublease by Subtenant for the period abated under the Master Lease. No damages, compensation or claims shall be payable by Sublandlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Subleased Premises or of the Building.
ARTICLE XVIII.
Condemnation.
     18.01 If all or any part of the Building or the Subleased Premises shall be taken, acquired or condemned by any public or quasi-public authority under the power of eminent domain, condemnation or expropriation, or in the event of a conveyance in lieu thereof, then the terms, covenants, conditions and provisions of the Master Lease shall control. If only a part of the Subleased Premises shall be so acquired or condemned and the Fixed Rent and/or Additional Rent payable by Sublandlord under the Master Lease shall be reduced, then there shall be a pro-rata abatement of the Fixed Rent and/or Additional Rent payable by Subtenant hereunder based on the proportion which the area of the part of the Subleased Premises so acquired or condemned bears to the total Subleased Premises immediately prior to such condemnation or acquisition.
ARTICLE XIX.
Alterations.
     19.01 Pursuant to Article IV and the other provisions of this Sublease, the provisions of Section 6.1(e) of the Master Lease (and other provisions of the Master Lease) are incorporated into this Sublease, subject to the provisions of Article XXII hereof. In addition to any fees and expenses payable by Subtenant to Sublandlord pursuant to Article Six of the Master Lease, Subtenant shall also pay all fees and expenses, if any, payable by Sublandlord to Master Landlord pursuant to the Master Lease with respect to any alterations made by Subtenant in the Subleased Premises.
ARTICLE XX.
Failure to Give Possession.
     20.01 If Sublandlord is unable to give possession of the Subleased Premises on the Commencement Date by reason of Master Landlord or by reason of strike, lockout or other labor difficulty; explosion, sabotage, accident, riot or civil commotion; acts of war; acts of God; fire or other casualty; requirements of law; governmental preemption or priorities or other controls in connection with a national or other public emergency, or for any other reason whatsoever, then Sublandlord shall not be subject to any liability for failure to give possession on said date and the validity of this Sublease shall not be impaired under such circumstances, nor shall the same be construed in any wise to extend the term of this Sublease, but the rent payable hereunder shall be abated (provided Subtenant is not responsible for Sublandlord’s inability to deliver possession) until after Sublandlord shall have given Subtenant written notice that the Subleased Premises are available for Subtenant’s occupancy. The provisions of this Article are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.
ARTICLE XXI.
Broker.
     21.01 Subtenant warrants and represents that (a) it dealt with no broker in consummating this Sublease, and (b) no conversations or prior negotiations were had with any broker concerning the renting of the Subleased Premises other than Cushman & Wakefield, Inc. and Colliers ABR, Inc. (collectively, “Brokers”). Sublandlord warrants and represents that (a) it dealt with no broker in consummating this Sublease, and (b) no conversations or prior negotiations were had with any broker concerning the renting of the Subleased Premises to Subtenant other than the Brokers. Subtenant agrees to indemnify and hold Sublandlord harmless against any claims, losses, damages, judgments, costs and expenses (including reasonable attorneys’ fees and disbursements) arising out of any breach of its foregoing representations. Sublandlord agrees to indemnify and hold Subtenant harmless against any claims, losses, damages, judgments, costs and expenses (including reasonable attorneys’ fees and disbursements) arising out of any breach of its foregoing representations. Commission, if any, payable to Brokers shall be paid by Sublandlord.
ARTICLE XXII.
Master Lease Deletions.
     22.01 For the purposes of this Sublease, the following provisions of the Master Lease shall each be deemed deleted:
          Section 7.2.3 and the following shall be incorporated in lieu thereof: “The term “Applicable Rental Rate”, as used in this Article, shall be deemed to mean $45.00 per annum”; the balance of the first sentence of Section 13.1 commencing with the word “provided” in the third line thereof; the second sentence of Section 13.1; the balance of the sixth sentence of Section 13.1 commencing with the word “provided”; the last two sentences of Section 13.1; the last two sentences of Section 13.2; Article Fourteen; the second sentence of Section 26.1; Article Twenty-Seven; Article Thirty-Two; Article Thirty-Four; Section 7 of the Supplemental Indenture; Sections 6, 7, 8 and 10 of the First Amendment; Sections 7 and 9 of the Second Amendment; Sections 3 and 8 of the Third Amendment; Sections 3 and 8 of the Fourth Amendment; Sections 6 and 7 of the Fifth Amendment; Sections 4 and 5 of the Sixth Amendment; and Sections 6, 7 and 9 of the Seventh Amendment.
     22.02 The Master Lease shall additionally be modified as follows:
          A. Whenever provision is made in the Master Lease or in this Sublease for Subtenant to maintain an insurance policy naming Master Landlord (and any other party required in the Master Lease) or Sublandlord a party insured thereunder Subtenant shall maintain an appropriate policy which shall name both Sublandlord and Master Landlord (and such other parties required in the Master Lease) as additional insureds.
ARTICLE XXIII.
Master Landlord Consent.
     23.01 This Sublease shall not become effective unless and until the written consent of the Master Landlord to this Sublease, which consent shall include, in substance, an agreement by Master Landlord to recognize Subtenant under the terms of this Sublease in the event of a termination of the Master Lease by reason of a default thereunder by Sublandlord or voluntary termination of the Master Lease except in certain circumstances, subject to the terms of such consent (the “Master Landlord Consent”) has been obtained in form and substance reasonably acceptable to Sublandlord and Subtenant, and a copy of the fully executed Master Landlord Consent has been delivered to Sublandlord and Subtenant. Promptly following execution and delivery of this Sublease by Sublandlord and Subtenant, Sublandlord shall request the Master Landlord Consent. If the written Master Landlord Consent to this Sublease shall not be obtained on or before forty-five (45) days following execution of this Sublease by Sublandlord and Subtenant, then Sublandlord and Subtenant shall each have the right to terminate this Sublease upon ten (10) days’ prior written notice to the other party and unless the Master Landlord Consent is obtained within said ten (10) day period, this Sublease shall be of no further force or effect and shall be deemed null and void ab initio, and neither Sublandlord nor Subtenant shall have any liability hereunder, except that Sublandlord shall promptly return any Fixed Rent and security deposit delivered by Subtenant to Sublandlord pursuant to this Sublease.
     23.02 Subtenant hereby agrees that it shall cooperate in good faith with Sublandlord and shall comply with any reasonable requests made of Subtenant by Master Landlord in the procurement of the Master Landlord Consent.
ARTICLE XXIV.
Miscellaneous.
     24.01 The Subleased Premises does not include any basement or storage space and Subtenant shall have no right or option to extend the term of this Sublease or to hire any additional space from Sublandlord.
     24.02 This Sublease shall be governed in all respects by the laws of the State of New York.
     24.03 The marginal headings in this instrument are used for convenience in finding the subject matters, and are not to be taken as part of this instrument; or to be used in determining the intent of the parties, or otherwise interpreting this instrument.
     24.04 This Sublease shall not be changed, modified or cancelled orally. This Sublease shall apply to and bind the respective heirs, distributees, executors, administrators, successors and assigns of the parties hereto but this Section shall not be construed as a consent to any assignment or subletting by the Subtenant.
     24.05 This Sublease is being tendered to Subtenant without obligation on Sublandlord’s part and in no event shall it be deemed to be binding upon Sublandlord or give Subtenant any rights unless and until Sublandlord shall have executed the same and delivered a copy to Subtenant.
     24.06 Sublandlord represents and warrants that (i) it has delivered a true and correct copy of the Master Lease to Subtenant, and there are no side agreements with respect thereto that reduce Subtenant’s rights or increase Subtenant’s obligations under this Sublease or reduce Master Landlord’s obligations with respect to the Subleased Premises, (ii) as of the date hereof, Sublandlord has neither given nor received any notice of default under the Master Lease, not heretofore cured or waived, (iii) as of the date hereof, there is no litigation pending with Master Landlord. Sublandlord shall promptly send to Subtenant copies of all notices received by Sublandlord with respect to a default by Sublandlord under the Master Lease
     24.07 Sublandlord hereby represents and warrants to Subtenant that Sublandlord has the right and authority to enter into the Sublease and that no consents or approvals of this Sublease (other than the approval of Master Landlord) are required by any party or the necessary consents or approvals have been obtained. Subtenant hereby represents and warrants to Sublandlord that Subtenant has the right and authority to enter into the Sublease and that no consents or approvals of this Sublease (other than the approval of Master Landlord) are required by any party or the necessary consents or approvals have been obtained.
     24.08 Subject to the terms of the Master Lease, Subtenant shall have access to the Subleased Premises 24 hours per day, 7 days per week, 365 days per year.
     24.09 In no event whatsoever shall either party be liable for any indirect, consequential, or punitive damages arising under or in connection with this Sublease, except that the foregoing shall not limit or reduce Subtenant’s liability pursuant to Article 26 hereof.

ARTICLE XXV.
Security Deposit.
     25.01 Subtenant has deposited with Sublandlord the sum of FOUR HUNDRED EIGHTY THOUSAND SIX HUNDRED FIFTY-SEVEN AND 28/100 ($480,657.28) DOLLARS as security for the faithful performance and observance by Subtenant of the terms, provisions and conditions of this Sublease; it is agreed that in the event Subtenant defaults in respect of any of the terms, provisions and conditions of this Sublease, including, but not limited to, the payment of Fixed Rent and Additional Rent and such default shall continue following notice and expiration of applicable cure periods provided herein, Sublandlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any Fixed Rent and Additional Rent or any other sum as to which Subtenant is in default following notice and expiration of applicable cure periods provided herein, or for any sum which Sublandlord may expend or may be required to expend by reason of Subtenant’s default following notice and expiration of applicable cure periods provided herein in respect of any of the terms, covenants and conditions of this Sublease, including, but not limited to, any damages or deficiency in the re-letting of the Subleased Premises, whether such damages or deficiency accrued before or after summary proceeding or other re-entry by Sublandlord. In the case of every use, application or retention of the security deposit pursuant to the terms of this Section 25.01, Subtenant shall, on demand, pay to Subtenant the sum so used, applied or retained which shall be added to the security deposit so that the same shall be replenished to its former amount, and any failure by Subtenant to pay such sum on demand shall constitute a default under this Sublease. If any bankruptcy, insolvency, reorganization or other creditor-debtor proceedings shall be instituted by or against Subtenant, or its successors or assigns, if any, any security deposited with Sublandlord pursuant to this Article shall be deemed to be applied first to the payment of any rents and/or other charges due Sublandlord for all periods prior to the institution of such proceedings and the balance, if any, of such security deposited with Sublandlord may be retained by Sublandlord in partial liquidation of Sublandlord’s damages. Provided Tenant is not then in default of any of the terms, covenants or conditions of this Sublease, the security shall be returned to Subtenant within thirty (30) days after the expiration or sooner termination of this Sublease and after delivery of possession of the Subleased Premises to Sublandlord. In the event of any assignment of Sublandlord’s interest in the Master Lease, Sublandlord shall transfer the security to the new Sublandlord and, provided Sublandlord has actually transferred the security to such assignee, Sublandlord shall thereupon be released by Subtenant from all liability for the return of such security, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new Sublandlord. Subtenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Sublandlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. If at any time the security deposit is in the form of cash, Sublandlord will deposit said security in a segregated interest bearing account and unless paid or applied for the use or rental of the Subleased Premises upon default of Subtenant as hereinabove provided, Sublandlord will deliver or cause to be delivered to Subtenant such interest as is allowed on said following the end of the term, less one (1%) percent per annum administration expense (or greater administration expense allowed by law).
     25.02 Notwithstanding anything contained in Section 25.01 hereof, Subtenant shall in lieu of said cash security provided in Section 25.01 hereof, deliver to Sublandlord, as security pursuant to Section 25.01 hereof, an irrevocable, clean, commercial letter of credit in the amount (the “LC Amount”) of FOUR HUNDRED EIGHTY THOUSAND SIX HUNDRED FIFTY-SEVEN AND 28/100 ($480,657.28) DOLLARS (the “Letter”), issued by a bank reasonably acceptable to Sublandlord which shall permit Sublandlord (a) to draw thereon at a location in the City of New York (or outside New York City provided such draw shall be permitted by mail or overnight courier) up to the full amount of the credit evidenced thereby in the event any sums of money shall become due under this Sublease or (b) to draw at a location in the City of New York (or outside New York City provided such draw shall be permitted by mail or overnight courier) the full amount thereof to be held as cash security pursuant to Section 25.01 of this Sublease if for any reason the Letter is not renewed within sixty (60) days prior to its expiration date. The Letter (and each renewal thereof) shall (i) be for a term of not less than one (1) year (except that the last Letter shall be for a term expiring sixty (60) days after the Expiration Date); (ii) expressly provide that the term of the Letter shall automatically renew for one (1) year periods unless the issuing bank shall notify Sublandlord in writing not less than sixty (60) days prior to its expiration as to its non-renewal, and if not so renewed each year (or later period of expiration)

shall be immediately available for Sublandlord to draw up to the full amount of such credit (to be held as cash security pursuant to Section 25.01 of this Sublease); (iii) be fully transferable by the beneficiary thereof (and its successors and assigns) without charge or if there is a charge for such transfer, the charge therefor shall be paid by Subtenant upon demand by Sublandlord; and (iv) be in form and substance reasonably approved by Sublandlord. If the Letter shall not be renewed, then not less than thirty (30) days prior to the expiration date of the Letter (and every renewal thereof), Subtenant shall deliver to Sublandlord a new Letter subject to all of the conditions aforesaid, all to the intent and purposes, that a Letter in the sum of not less than the LC Amount shall be in effect during the entire term of this Sublease, and if Subtenant fails to deliver a new Letter as herein required at least thirty (30) days prior to the expiration date of the expiring Letter, then Sublandlord may draw on the expiring Letter up to the full LC Amount and hold such amount as cash security pursuant to Section 25.01 of this Sublease. In the event that Sublandlord applies or retains any portion or all of the proceeds of the Letter pursuant to the terms of this Sublease, Subtenant shall within ten (10) days restore the amount so applied or retained by causing the bank issuing the Letter to issue an amendment thereto, or if no Letter was then outstanding by causing a new Letter to be issued so that, at all times, the amount of the Letter which may be drawn upon shall be at least equal to the LC Amount. Failure by Subtenant to comply with the provisions of this Section 25.02 shall be deemed a material default hereunder entitling Sublandlord to exercise any and all remedies as provided in this Sublease for default in the payment of Fixed Rent and, to draw on the existing Letter up to its full amount.
     25.03 Provided Subtenant shall not then be in default under any of the terms, covenants and conditions of this lease, and provided further that at no time shall Sublandlord have drawn down on the security deposit or Letter theretofore maintained under this Sublease as permitted under this Sublease, then, upon written notice to Sublandlord, the amount of security required to be deposited under this Sublease or LC Amount may be reduced after the dates and to the amounts as follows:
(i)	After the date that is twelve (12) months following the day immediately succeeding the last day of the Free Fixed Rent Period (the “1st Reduction Date”), to $360,492.96;

(ii)	After the date that is twelve (12) months following the 1st Reduction Date, to $240,328.64 (the “2nd Reduction Date”); and

(iii)	After the date that is twelve (12) months following the 2nd Reduction Date and for the balance of the term of this Sublease, to $120,164.32.
ARTICLE XXVI.
End of Term.
     26.01 If the Subleased Premises are not surrendered upon the Expiration Date or earlier termination of the term of this Sublease, Subtenant shall indemnify Sublandlord against liability actually resulting from delay or failure by Subtenant in so surrendering the Subleased Premises, including any claims made by Master Landlord founded upon such delay. In the event Subtenant remains in possession of the Subleased Premises after the termination of this Sublease, Subtenant, at the option of Sublandlord, shall be deemed to be occupying the Subleased Premises as a tenant from month to month, at a monthly rental equal to two and one-half (2.5) times the Fixed Rent and Additional Rent payable during the last month of the term, subject to all of the other terms of this Sublease insofar as the same are applicable to a month-to-month tenancy. Subtenant’s obligations under this Article shall survive the termination of this Sublease.
     26.02 Subtenant shall remove from the Subleased Premises at the expiration of the term of this Sublease, all furniture, furnishings, trade fixtures and personal property of Subtenant, and any and all improvements and fixtures installed by Subtenant at the Subleased Premises to the extent required under the Master Lease and perform all other obligations otherwise required to surrender the Subleased Premises in the condition required under the Master Lease; provided that Subtenant shall not be required to remove any alterations or installations in the Subleased Premises except if installed by Subtenant (or its contractors) and then only to the extent required to be removed pursuant to the terms of the Master Lease. In the event any such removal results in any damage to the Subleased Premises or leaves any portion thereof in an unpresentable condition for use by others, as determined in Sublandlord’s reasonable judgment, Subtenant, at

Sublandlord’s option, shall at Subtenant’s expense repair such damages or remedy such condition to a presentable state.
ARTICLE XXVII.
Sublandlord’s Office Furniture and Equipment.
     27.01 Sublandlord’s office furniture and equipment listed on Exhibit “C” annexed hereto and made a part hereof (the “Office Furniture and Equipment”) shall remain in the Subleased Premises pursuant to the provisions of this Article. In consideration of the execution and delivery of this Sublease by Subtenant, Sublandlord hereby conveys to Subtenant and Subtenant hereby accepts all of Sublandlord’s right, title and interest in and to the Office Furniture and Equipment. Such conveyance is made with no recourse, warranty or representation of any nature whatsoever, express or implied, including any warranty of fitness for any particular purpose, except that Sublandlord hereby represents and warrants that such Office Furniture and Equipment is owned by Sublandlord free and clear and is not subject to any liens or encumbrances and that no third party has any rights in and to such Office Furniture and Equipment..
     27.02 Subtenant acknowledges that it has inspected the Office Furniture and Equipment, is familiar with its condition and accepts the same in its “as-is” physical condition as of the Commencement Date of this Sublease. Except as otherwise set forth herein, neither Sublandlord nor any agent or representative of Sublandlord has made any express or implied warranties, guaranties, inducements, representations or information pertaining to the Office Furniture and Equipment or any part thereof, the physical condition, the uses which can be made of same or any other matter or thing with respect thereto. Subtenant shall remove all of the Office Furniture and Equipment from the Subleased Premises on or before the Expiration Date or the sooner termination of this Sublease.
     27.03 Subtenant shall obtain and keep in full force and effect at all times during the term of this Sublease insurance policies in accordance with the terms of the Master Lease, which insurance policies, in addition to the requirements set forth in the Master Lease, shall name Sublandlord as an additional insured.
     27.04 Subtenant agrees to pay any applicable sales and use taxes arising out of or in connection with the conveyance of the Office Furniture and Equipment to Subtenant.
ARTICLE XXVIII.
Waiver of Jury Trial and Counterclaims.
     28.01 The respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Sublease, the relationship of Sublandlord and Subtenant, Subtenant’s use or occupancy of the Subleased Premises, or for the enforcement of any remedy under any statute, emergency or otherwise. If Sublandlord commences any summary proceeding against Subtenant, Subtenant will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to impose such counterclaim would preclude subtenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by subtenant.
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     28.02 The parties hereto agree and consent that any party to this Sublease may file a copy of this Section with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury as provided in this section.
     IN WITNESS WHEREOF, this Sublease has been duly executed on the day and year first hereinabove written.

SUBLANDLORD:
BKF MANAGEMENT CO., INC.

By:	/s/ J. Clarke Gray

Name: J. Clarke Gray
Title: SVP & CFO

SUBTENANT:
DAYLIGHT FORENSIC AND ADVISORY LLC

By:	/s/ Ellen Zimiles

Name: Ellen Zimiles
Title: CEO

STATE OF NEW YORK	)
ss.:
COUNTY OF	)
     On the 12th day of May in the year 2006, before me, the undersigned, personally appeared Ellen Zimiles, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.
/s/  Debra A. Blanco

EXHIBIT “A”
MASTER LEASE

EXHIBIT “B”
DRAWING

EXHIBIT “C”
OFFICE FURNITURE AND EQUIPMENT
All built-in furniture currently located in the Subleased Premises
All Conference Room Furniture currently located in the Subleased Premises
     All other moveable furniture to the extent remaining in the Subleased Premises on the Commencement Date, in Sublandlord’s sole discretion.